Exhibit 10.01

May 23, 2007

Matt DiMaria

Dear Matt:

This letter (“Agreement and Release”), upon your signature, confirms the entire agreement between Serena Software, Inc. (“Serena”) and you regarding the terms of your separation from employment with Serena.

1) Your last day of employment will be June 1, 2007 (“Separation Date”). Regardless of whether you sign this Agreement and Release, Serena will do the following:

a.	Pay you all earned salary and accrued vacation through June 1, 2007 on or before the Separation Date.

b.	Continue your medical, dental, vision and employee assistance program (EAP) benefits through June 30, 2007. You will have the option to continue your medical, dental, vision and/or EAP benefits under COBRA. COBRA continuation forms will be sent to you shortly by our third-party administrator.

c.	Terminate your insurance coverage for life, accidental death & dismemberment, and disability coverage and your participation in all of Serena’s other benefit plans and programs effective upon your last day of employment. You will have the option of converting your life insurance to a private plan. Serena’s Human Resources Department will provide life insurance conversion forms and instructions to you.

d.	All stock options granted to you under the Serena 2006 Stock Incentive Plan will cease to vest as of your Separation Date. The portion of your stock options that have not vested as of your Separation Date will terminate and cease to be exercisable as of the Separation Date in accordance with the terms of the Serena 2006 Stock Incentive Plan and respective stock option agreements.

e.	Pursuant to the Management Stockholders Agreement dated March 7, 2006, Serena will exercise its right to purchase all or a portion of your Call Shares and Call Options on the applicable Call Date for the Call Share Price or Call Option Price, as applicable. The Call Share Price or Call Option Price will be paid following six months and one day following the Separation Date. Defined terms used in this subparagraph (e) will have the same meanings as set forth in the Management Stockholders Agreement dated March 7, 2006.

2) Although Serena is not otherwise required to do so, in consideration of the acceptance of this Agreement and Release, and subject to your continued observation and performance of your on-going obligations to Serena and its affiliates under the terms of this Agreement and Release, (including but not limited to those obligations set forth in Sections 7 through 11 below), Serena agrees to provide you with:

a)

Twelve (12) semi-monthly payments of $9,583.33, with each such payment to be made on or about the 15th and last day of the month pursuant to Serena’s normal payroll practices, less any customary payroll taxes, deductions (including deductions for currently elected medical, dental, vision and/or EAP benefits) and tax withholdings, commencing on the first regularly scheduled payroll date following the later of the Separation Date or the effective date of this Agreement and Release. These payments are intended to equal the aggregate amount of your base salary for the six month period commencing June 2, 2007 and ending November 30, 2007.

b)	Serena will waive the costs for COBRA continuation through May 31, 2008 for your currently elected medical, dental, vision and/or EAP benefits, subject to receipt by Serena of properly completed and signed COBRA election forms and the continuation of applicable payroll deductions through the six month salary continuation period above. Per federal law and the terms of the applicable group health plan(s), if you have elected continuation coverage under COBRA and then become covered under another group health plan, you are no longer eligible for COBRA continuation coverage. You agree to immediately notify Serena of the date you become covered under another group health plan, and your COBRA continuation coverage under Serena’s group health benefit plan(s) will be terminated on such date.

3) On behalf of yourself, your agents and assigns, in consideration for Serena’s obligations under this Agreement and Release, you hereby waive and release any and all claims, whether known or unknown, that you have against Serena and its predecessors, subsidiaries, affiliates and related entities and their respective officers, directors, shareholders, agents, attorneys, employees, successors, or assigns, arising from or out of your employment with and/or the termination of your employment with Serena. These claims include, but are not limited to, claims arising under: Title VII of the Civil Rights Act of 1964, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967, as amended; The Workers Adjustment and Retraining Notification Act, as amended; The California Fair Employment and Housing Act, as amended; The California Family Rights Act, as amended; any other federal, state or local discrimination, harassment, civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; and any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters. Nothing herein is intended to release any claim that is unwaivable by law or governmental regulation.

4) You also acknowledge that there may exist claims or facts in addition to or different from those which are now known or believed by you to exist and agree that it is your intention to fully settle and release such claims, whether known or unknown, that may exist as of the time you sign this Agreement and Release. You therefore waive your rights under Section 1542 of the Civil Code of California, which states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.

You acknowledge that you have read this Agreement and Release, including the waiver of California Civil Code Section 1542, and understand you may later discover facts different from or in addition to those known or now believed to be true with respect to the matters released or described in this Agreement and Release. You agree that the release and agreements contained in this Agreement and Release shall be and will remain effective in all respects notwithstanding any later discovery of any such different or additional facts.

5) You affirm that you have been paid and have received all leave (paid and unpaid), compensation, salary, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, salary, wages, bonuses, commissions and any benefits are due to you, except as provided in this Agreement and Release. You further affirm that you have no known workplace injuries or occupational diseases, other than any injuries or diseases that have been previously reported.

6) You agree to continue to abide by the terms of the Agreement Regarding Confidential Information and Assignment of Inventions between you and Serena (“Confidentiality Agreement), including, without limitation, your obligations regarding Confidential Information under Article I, your obligations regarding Inventions under Article II, and your non-solicitation obligations under Article III. The foregoing provisions are incorporated herein, and all defined terms used in this paragraph shall have the same meanings as set forth in the Confidentiality Agreement.

7) You agree that you will return to Serena on or before the Separation Date all Serena property within your possession, custody or control, including any computer, PDA and other office equipment, confidential and proprietary information, keys and access badges.

8) You agree to refrain from any defamation, libel or slander of Serena, any of its subsidiaries or affiliates, related entities or past or present officers, directors, investors, shareholders or employees, and any tortuous interference with the contracts, relationships, and prospective economic advantage of Serena. You agree that any breach of this covenant would irreparably injure Serena, and Serena shall have the right to obtain an injunction against you from a court of competent jurisdiction restraining you from any further breach of this covenant.

9) You agree that your right to receive severance benefits under this Agreement and Release shall be conditioned upon you not performing any function or service, whether as a director, officer, employee, consultant, agent, advisor or otherwise, for any entity that is a Competing Business. In the event that you perform any function or service for a Competing business at any time during the six month period commencing on the Separation Date, you agree that Serena shall have the right to immediately cease any further payments and/or provision of severance benefits to you under this Agreement and Release. As used herein, a “Competing Business” is any entity that is in the business of developing, marketing, selling or providing services for application lifecycle management, project and portfolio management, software change management, requirements management and business process management, including, without limitation, Compuware, Borland, MKS, Computer Associates, IBM Rational Software, Perforce Software, Quest Software, Collabnet, Telelogic and Planview. You expressly acknowledge and agree that the terms of the foregoing restrictive covenant, including the period of time and the unlimited geographic area, are reasonable in view of (i) your receipt of significant cash payments under this Agreement and Release, (ii) the geographic scope and nature of the business in which Serena and its affiliates are engaged, (iii) your knowledge of the business Serena and its affiliates, and (iv) your relationships with the clients of Serena and its affiliates and your role in establishing the goodwill inherent in Serena’s relationships with such clients. You understand and agree that even though severance benefits will not continue, your obligations under Section 6 shall continue and be ongoing.

10) You acknowledge that your continuing obligations to Serena and its affiliates under this Agreement and Release are a material part of this Agreement and Release. In the event that you breach any covenant contained in this Agreement and Release, Serena and its affiliates may immediately cease any further provision of severance benefits.

11) Except with regard to Sections 6, 8 and 10 above, you agree that any dispute applicable to this Agreement and Release shall be submitted to and resolved through binding arbitration pursuant to the terms of the Binding Arbitration Agreement between you and Serena.

12) This Agreement and Release sets forth the entire agreement between the parties hereto, and fully supercedes any prior agreements or understandings between the parties, except the Confidentiality Agreement, the Binding Arbitration Agreement and any benefit plans applicable to COBRA continuation. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement and Release, except for those set forth in this Agreement and Release.

13) This Agreement and Release shall be governed and conformed in accordance with the laws of the state in which you were employed at the time of your last day of employment without regard to its conflict of laws provision.

14) This Agreement and Release may not be modified, altered or changed except upon express written consent of both Serena and you wherein specific reference is made to this Agreement and Release.

15) You have up to 21 days from the date of your receipt of this letter, or June 12, 2007, to accept the terms of this Agreement and Release, although you may accept it at any time within those 21 days. You are advised to consult an attorney about whether or not to sign this Agreement and Release.

16) To accept this Agreement and Release, please date and sign this letter and return it to me no later than June 12, 2007. Once you do so, you will have an additional seven (7) days in which to revoke your acceptance. To revoke, you must deliver to me a written statement of revocation no later than seven (7) days after you execute this Agreement and Release. If you do not submit your revocation to me, then the eighth day after your execution of this Agreement and Release will be the “effective date” of this Agreement and Release. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which you were employed at the time of your last day of employment, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. If you revoke this Agreement and Release, you will have no right or entitlement to any of the severance benefits described herein and this Agreement and Release will be null and void.

I wish you success in your future and professional efforts.

Sincerely,

/s/ Edward Malysz
Edward Malysz
Senior Vice President, General Counsel
Serena Software Inc.

Acknowledgement and Acceptance:

By signing this Agreement and Release, I acknowledge that I have been advised to review this Agreement and Release with an attorney before signing it, and have had the opportunity to review this Agreement and Release with an attorney of my choice, or have done or voluntarily chosen not to do so; that I have read the and fully understand the terms of the Agreement and Release; and that I hereby voluntarily agree to them.

Dated:	5/24/07	Signed:	/s/ Matthew DiMaria
Matthew DiMaria